Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2019 Earnings Release
January 31, 2020

FOR IMMEDIATE RELEASE

Cat Financial Announces 2019 Year-End Results

Full-Year 2019 vs. Full-Year 2018
Cat Financial reported revenues of $2.97 billion for 2019, an increase of $119 million, or 4%, compared with 2018. Profit was $410 million for 2019, a $105 million, or 34%, increase from 2018.
The increase in revenues was primarily due to a $108 million favorable impact from higher average financing rates and a $21 million favorable impact from higher average earning assets, partially offset by a $35 million unfavorable impact due to the termination of a committed credit facility with Caterpillar.
Profit before income taxes was $628 million for 2019, a $195 million, or 45%, increase from 2018. Most of the increase was due to a $192 million decrease in provision for credit losses, driven by a lower allowance rate compared with 2018. The lower allowance rate was due to write-offs of accounts in 2019 that were reserved for in 2018, primarily in the Caterpillar Power Finance portfolio. In addition, there was a $99 million increase in net yield on average earning assets. These favorable impacts were partially offset by a $73 million increase in general, operating and administrative expenses and the $35 million unfavorable impact mentioned above related to the termination of a committed credit facility with Caterpillar.
The provision for income taxes reflected an annual tax rate of 31% for 2019, compared with 25% for 2018. The increase in the annual tax rate was primarily due to changes in the geographic mix of profits.
During 2019, retail new business volume was $11.89 billion, a decrease of $189 million, or 2%, from 2018. The decrease was primarily driven by lower volume in Asia/Pacific and EAME, partially offset by higher volume in Mining.
At the end of 2019, past dues were 3.14%, compared with 3.55% at the end of 2018. Write-offs, net of recoveries, were $237 million for 2019, an increase from $189 million for 2018, primarily due to Mining, Caterpillar Power Finance and EAME, partially offset by a decrease in Latin America. The increase in Mining was due to a small number of customer balances written off in 2019, while the increases in Caterpillar Power Finance and EAME were concentrated in the marine portfolio and the Middle East, respectively. As of December 31, 2019, the allowance for credit losses totaled $424 million, or 1.50% of finance receivables, compared with $511 million, or 1.80% of finance receivables at December 31, 2018.

Fourth-Quarter 2019 vs. Fourth-Quarter 2018
Cat Financial reported fourth-quarter 2019 revenues of $725 million, an increase of $26 million, or 4%, compared with the fourth quarter of 2018. Fourth-quarter 2019 profit was $104 million, an $86 million, or 478%, increase from the fourth quarter of 2018.
The increase in revenues was primarily due to a $23 million favorable impact from returned or repossessed equipment and a $20 million favorable impact from higher average financing rates, partially offset by a $10 million unfavorable impact from lower average earning assets and a $10 million unfavorable impact due to the termination of a committed credit facility with Caterpillar.
Fourth-quarter 2019 profit before income taxes was $161 million, a $115 million, or 250%, increase from the fourth quarter of 2018. Most of the increase was due to a $118 million decrease in provision for credit losses, driven by a lower allowance rate compared with 2018. The lower allowance rate was due to write-offs of accounts in 2019 that were reserved for in 2018, primarily in the Caterpillar Power Finance portfolio. In addition, there was a $26 million increase in net yield on average earning assets and a $23 million favorable impact from returned or repossessed equipment. These favorable impacts were partially offset by a $36 million increase in general, operating and administrative expenses and the $10 million unfavorable impact mentioned above related to the termination of a committed credit facility with Caterpillar.
The provision for income taxes reflected an effective tax rate of 32% in the fourth quarter of 2019, compared with 48% in the fourth quarter of 2018. The decrease in the effective tax rate was primarily due to changes in the geographic mix of profits.
During the fourth quarter of 2019, retail new business volume was $3.26 billion, an increase of $160 million, or 5%, from the fourth quarter of 2018. The increase was primarily driven by higher volume in North America, partially offset by lower volume in Latin America.
"We were very pleased with the overall performance of our business during 2019, especially the portfolio health improvements and solid operational execution delivered by our dedicated global team," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "With our ongoing focus on expanding our ability to serve customers globally through financial services solutions, we remain well-positioned to serve the needs of Caterpillar, Cat dealers and our growing customer base worldwide."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Kate Kenny, 224-551-4133 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

FOURTH-QUARTER 2019 VS. FOURTH-QUARTER 2018
(ENDED DECEMBER 31)
(Millions of dollars)

	2019	2018	CHANGE
Revenues	$725	$699	4%
Profit Before Income Taxes	$161	$46	250%
Profit (excluding profit attributable to noncontrolling interests)	$104	$18	478%
Retail New Business Volume	$3,262	$3,102	5%
Total Assets	$33,693	$34,181	(1)%

FULL-YEAR 2019 VS. FULL-YEAR 2018
(ENDED DECEMBER 31)
(Millions of dollars)

	2019	2018	CHANGE
Revenues	$2,966	$2,847	4%
Profit Before Income Taxes	$628	$433	45%
Profit (excluding profit attributable to noncontrolling interests)	$410	$305	34%
Retail New Business Volume	$11,888	$12,077	(2)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; and (xvii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.